Exhibit 10.1

FORM OF CONVEYANCE OF NET PROFITS INTEREST

This Conveyance of Net Profits Interest (as may be amended, supplemented or otherwise modified from time to time, this “Conveyance”) has been executed on [                              ], 2018 (the “Execution Date”), but is made effective as of the Effective Time (as defined below), from Boaz Energy II, LLC, a Delaware limited liability company (“Boaz”), and Boaz Energy II Royalty, LLC, a Delaware limited liability company (“Boaz Royalty”, and together with Boaz, “Grantor”) to PermRock Royalty Trust, a Delaware statutory trust (the “Trust” or “Grantee”). Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Conveyance shall have the respective meanings ascribed to them in Article II.

ARTICLE I
GRANT OF NET PROFITS INTEREST

For and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Grantor paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, Grantor has bargained, sold, granted, conveyed, transferred, assigned, set over and delivered, and by this Conveyance does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER, ASSIGN, SET OVER and DELIVER unto Grantee, its successors and assigns, effective as of the Effective Time, a net profits interest (the “Net Profits Interest”) in and to the Subject Interests equal to the Proceeds Percentage of the Net Profits for each Payment Period of all Subject Hydrocarbons, free and clear of all Liens, other than Permitted Encumbrances.

TO HAVE AND TO HOLD the Net Profits Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Grantee, Grantee’s successors and assigns, until the termination date set forth herein, subject, however, to the following terms and provisions, to-wit:

ARTICLE II
INTERPRETATION; DEFINITIONS

Section 2.1                                    Interpretation

(a)                                 All references in this Conveyance to Exhibits, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections, clauses and other subdivisions of or to this Conveyance unless expressly provided otherwise. Titles or headings appearing at the beginning of any Exhibits, Articles, Sections, subsections, clauses and other subdivisions of this Conveyance are for convenience only, do not constitute any part of this Conveyance and shall be disregarded in construing the language hereof. The words “this Conveyance,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Conveyance as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Conveyance. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 2.2                                    Definitions

As used herein, the following terms shall have the respective meanings ascribed to them below:

“Administrative Hedge Costs” shall mean those costs paid by Grantor after March 31, 2018, to counterparties under the Existing Hedges or to Persons that provide credit to maintain any Existing Hedge, but excluding any Hedge Settlement Costs.

“Affiliate” or “Affiliates” shall mean with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” (and the related terms “controlling,” “controlled by,” and “under common control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Annual Statement” shall have the meaning given such term in Section 4.8.

“Burdened Transfer” shall have the meaning given to such term in Section 6.1(a)(i).

“Completing” means any activity related to completing a Subject Well, including perforating, conducting fracking and fracture stimulation, constructing water impoundments, purchasing water, drilling water wells, disposing of flow-back water as part of an attempt to obtain continuous commercial production of Hydrocarbons, installing flowlines and artificial lift equipment and drilling out of fracture plugs, testing, or, if the Subject Well is non-commercial, to the extent required pursuant to the terms of the applicable contracts and Law, plugging and abandonment of such Subject Well, including restoring and reseeding of the Subject Well location and any associated roads as required by Law.

“Conveyance” shall have the meaning ascribed to it in the Preamble to this Conveyance.

“COPAS” shall mean COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure, in the form attached hereto as Exhibit B.

“Debit Balance” shall have the meaning given such term in Section 4.5(b).

“Debit Balance Amount” shall have the meaning given such term in Section 4.5(b).

“Development Expenditures” shall have the meaning given such term in Section 4.3(a).

“Dispute” shall have the meaning given such term in Section 8.13.

“Drill, Complete and Equip” or “Drilled, Completed and Equipped” means, with respect to any Subject Well, completion of such Drilling, Completing and Equipping activities as are required for such Subject Well to produce Hydrocarbons through the outlet of the Well Facilities on a continuous basis, and if the Subject Well is non-commercial, to the extent required under the applicable contracts or Law, plugging and abandonment of such Subject Well, including restoring and reseeding of the Subject Well location and any associated roads as required by Law.

“Drilling” means any activity related to moving in, rigging up, drilling (including deepening and sidetracking), logging and testing a Subject Well, including: constructing and upgrading access roads,

obtaining and preparing the drill site, obtaining drilling contractor services and consultants necessary for the drilling of a Subject Well, obtaining mud, chemicals, pipe and supplies, running casing, cementing, constructing water impoundments, purchasing water (to the extent not included in Completing costs), drilling water wells (to the extent not included in Completing costs), mobilization and demobilization and any other activities related to the foregoing.

“Effective Time” shall mean 7:00 a.m. Central Time, on January 1, 2018.

“Eligible Materials” shall mean Materials for which amounts in respect of the cost of such Materials were properly debited to the Net Profits Account.

“Environmental Laws” shall mean, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et-seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et-seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et-seq.; the Clean Air Act, 42 U.S.C. § 7401 et-seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et-seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et-seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et-seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the date hereof of any governmental body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Subject Interests.

“Equipping” means, with respect to any Subject Well, any activity related to equipping such Subject Well, including installing tubing and any other equipment or taking any other actions reasonably required to produce, save and store Hydrocarbons and bring such Subject Well to first sale, including installing Well Facilities, but excluding the installation of any facilities downstream of any Well Facilities.

“Execution Date” shall have the meaning ascribed to it in the Preamble to this Conveyance.

“Existing Hedge” or “Existing Hedges” shall mean the Hedges entered into by Grantor and described on Exhibit C.

“Farmout Agreement” shall have the meaning given such term in Section 5.8.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic of foreign state, country, city, tribunal, quasi-governmental entity or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Grantee” shall mean Grantee as defined in the first paragraph of this Conveyance, and Grantee’s successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor owner at the time in question of any or all of the Net Profits Interest.

“Grantor” shall mean Grantor as defined in the first paragraph of this Conveyance, and Grantor’s successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor owner at the time in question of any or all of the Subject Interests.

“Gross Fair Value” shall have the meaning ascribed to it in the Trust Agreement.

“Hedge” or “Hedges” shall mean any commodity hedging transaction pertaining to Hydrocarbons, whether in the form of (a) forward sales and options to acquire or dispose of a futures contract solely on an organized commodities exchange, (b) derivative agreements for a swap, cap, collar or floor of the commodity price, or (c) similar types of financial transactions classified as “notional principal contracts” pursuant to Treasury Regulation § 1.988-1(a)(2)(iii)(B)(2).

“Hedge Settlement Costs” shall mean any and all payments required to be made by Grantor after March, 31 2018 to the counterparties in connection with the settlement or mark-to-market of trades made under any Existing Hedge and all payments made by Grantor for any early termination of any Existing Hedge.

“Hedge Settlement Revenues” shall mean any and all payments received by Grantor after March 31, 2018 from the counterparties in connection with the settlement or mark-to-market of trades made under any Existing Hedge and all payments received by Grantor for any early termination of any Existing Hedge.

“Hydrocarbon” or “Hydrocarbons” shall mean all oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, condensate, casinghead gas, distillate and natural gas liquids).

“Hydrocarbon Interest” or “Hydrocarbon Interests” shall mean any and all interests in Hydrocarbons in place, fee mineral interests, undivided fee mineral interests, or non-participating royalty interests and any and all lease, leasehold interest, operating rights or other rights or agreement, mineral interest, royalty or overriding royalty, mineral servitude, license, concession or other right covering oil, gas and related Hydrocarbons (or a contractual right to acquire such an interest) set forth on Exhibit A, or an undivided interest therein or portion thereof, including all interests in any properties or lands pooled, unitized or communitized with any of the foregoing.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of any Governmental Authority.

“Lien” or “Liens” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Manufacturing Costs” shall mean the costs of Processing that generate Manufacturing Proceeds received by Grantor.

“Manufacturing Proceeds” shall mean the excess, if any, of (a) proceeds received by Grantor from the sale of Subject Hydrocarbons that are the result of any Processing, over (b) the part of such proceeds that represents the Payment Value of such Subject Hydrocarbons before any such Processing.

“Materials” shall mean materials, supplies, equipment and other personal property or fixtures located on or used in connection with the Subject Interests.

“Monthly Statement” or “Monthly Statements” shall have the meaning given such term in Section 4.8.

“Net Profits” shall have the meaning given such term in Section 4.5(a).

“Net Profits Account” shall mean the account maintained in accordance with the provisions of Section 4.1(a).

“Net Profits Interest” shall have the meaning given such term in Article I.

“NPI Calculation” shall have the meaning given such term in Section 4.5(a).

“NPI Payout” shall have the meaning given such term in Section 4.5(a).

“Operational Expenditures” shall have the meaning given to such term in Section 4.3(b).

“Party” or “Parties” shall have the meaning ascribed to it in the Preamble to this Conveyance.

“Payment Period” shall mean a calendar month, provided that for purposes of the Net Profits Interest, (a) the first Payment Period shall mean the period from and after the Effective Time until April 30, 2018, and (b) the last Payment Period shall mean any portion of the calendar month during which the expiration of the term of this Agreement occurs from the beginning of such calendar month until and including the date of such expiration.

“Payment Value” of any Subject Hydrocarbons shall mean:

(a)                                 With respect to liquid Hydrocarbons, the actual proceeds received by Grantor for such liquid Hydrocarbons at the wellhead on the date of delivery;

(b)                                 With respect to gaseous Hydrocarbons, the actual price received under any Production Sales Contract for the sale of such gaseous Hydrocarbons; and

(c)                                  With respect to any other Hydrocarbons, the actual price received by Grantor for such other Hydrocarbons at the wellhead on the date of delivery.

“Permitted Encumbrances” shall mean the following whether now existing or hereinafter created but only insofar as they cover, describe or relate to the Subject Interests or the lands covering the Subject Interests:

(a)                                 the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in any document or instrument underlying or giving rise to the Hydrocarbon Interests;

(b)                                 Liens for taxes, assessments or other governmental charges or levies if obligations with respect to such taxes, assessments or other governmental charges or levies are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or for taxes not yet due and payable;

(c)                                  statutory Liens of landlords, of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other like Liens imposed by law (including any such Lien imposed pursuant to Section 401 (a)(29) or 430 (k) of the Internal Revenue Code or by the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute) incurred in the ordinary course of business or incident to the exploration, development, operation and maintenance of the Hydrocarbon Interests of the Grantor provided that each such Lien is (i) for amounts not yet overdue or (ii) for amounts that are overdue and are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                                 contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements if such Liens are (i) usual and customary in the oil and gas industry, (ii) are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and (iii) do not materially impair the use of the property covered by such Liens for the purposes for which such property is held by the Grantor or materially impair the value of such property subject thereto;

(e)                                  Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor and no such deposit account is intended by the Grantor to provide collateral to the depository institution or any other Person;

(f)                                   easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any document or instrument underlying or giving rise to the Hydrocarbon Interests of the Grantor for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such document or instrument underlying or giving rise to the Hydrocarbon Interests for the purposes of which such document or instrument underlying or giving rise to the Hydrocarbon Interests is held by the Grantor or materially impair the value of such document or instrument underlying or giving rise to the Hydrocarbon Interests subject thereto;

(g)                                  any Liens or security interests created by law or reserved in any document or instrument underlying or giving rise to the Hydrocarbon Interests for the payment of royalty, bonus or rental, or created to secure compliance with the terms of the document or instrument underlying or giving rise to the Hydrocarbon Interests;

(h)                                 any obligations or duties affecting the Subject Interests to any municipality or public authority with respect to any Law,

(i)                                     all (i) lessors’ royalties and (ii) any overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time to the extent such burdens are expressly set forth with specificity on Exhibit A, respectively;

(j)                                    preferential rights to purchase or similar agreements and required third party consents to assignments or similar agreements;

(k)                                 all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of the Subject Interests; and

(l)                                     conventional rights of reassignment upon release or abandonment of property;

provided, further that Liens described in clauses (b) through (f) of this definition shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the interest granted hereunder in favor of the Grantee is to be hereby implied or expressed by the permitted existence of such excepted Liens.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association, Governmental Authority, or other entity or association.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Proceeds Percentage” shall mean eighty percent (80%).

“Processing” or “Processed” shall mean to manufacture, fractionate or refine Subject Hydrocarbons, but such terms do not mean or include activities involving the use of normal lease or well equipment (such as dehydrators, gas treating facilities, mechanical separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and similar items) to treat or condition Hydrocarbons or other normal operations on any of the Subject Interests.

“Production Sales Contracts” shall mean all contracts, agreements and arrangements for the sale or disposition of Hydrocarbons.

“Qualified De Minimis Sale” shall have the meaning ascribed to it in the Trust Agreement.

“Recompleting” means any activity conducted for the purpose of enhancing production from a Subject Well, including: operations constituting or associated with workovers, secondary recovery, pressure maintenance, repressuring and recycling.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Subject Hydrocarbons” shall mean all Hydrocarbons in and under and that may be produced, saved, and sold from, and are attributable to, the Subject Interests from and after the Effective Time, after deducting the appropriate share of all royalties and any overriding royalties, production payments, net profits interests and other similar charges (except the Net Profits Interest) burdening the Subject Interests as of the Effective Time, provided that, (a) there shall not be included in the Subject Hydrocarbons (i) any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Grantor shall be a non-consenting party as of the Effective Time that are dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development, or other instrument providing for such non-consent operations (including any interest, penalty or other amounts related thereto), or (ii) any Hydrocarbons lost in production or marketing or used by Grantor for Drilling, production or plant operations (including fuel, secondary or tertiary recovery) conducted solely for the purpose of producing Subject Hydrocarbons from the Subject Interests, and (b) there shall be included in the Subject Hydrocarbons any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Grantor shall be a non-consenting party as of the Effective Time that are produced, saved and sold from, and are attributable to the Subject Interests after the

Effective Time from and after the recoupment or reimbursement of costs and expenses (including any interest, penalty or other amounts related thereto) of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract agreement, contract development, or other instruments providing for such non-consent operations.

“Subject Interests” shall mean each kind and character of right, title, claim, or interest (solely for purposes of this definition, collectively “rights”) that Grantor has or owns in the Hydrocarbon Interests and the Subject Wells, whether such rights be under or by virtue of a lease, a unitization or pooling order or agreement, an operating agreement, a division order, or a transfer order or be under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, even though Grantor’s interest be incorrectly or incompletely described in, or a description thereof omitted from, Exhibit A, all as such rights shall be (a) enlarged or diminished by virtue of the provisions of Section 5.2, and (b) enlarged by the discharge of any obligations for payments out of production or by the removal of any charges or encumbrances to which any of such rights are subject at the Effective Time (provided that such discharge or removal is pursuant to the express terms of the instrument that created such charge, obligation or encumbrance) and any and all renewals, extensions and replacements of the right occurring within one year after the expiration of such rights.

“Subject Well” shall mean each well (whether now existing or hereinafter drilled) on the Subject Interests in respect of which Grantor owns any interest or is entitled to any of the Hydrocarbon production or the proceeds therefrom (including directly or indirectly by virtue of the effect of any farmout or farmin provisions or other provisions).

“Transfer” shall mean any assignment, sale, transfer, conveyance, donation, exchange, or disposition of any property (and shall include any derivative variants of each such term); provided, however that, as used herein, the term “Transfer” shall not include the granting of a security interest, pledge, or mortgage in or of Grantor’s interest in any property, including the Subject Interests or the Subject Hydrocarbons.

“Trust” shall have the meaning ascribed to it in the Preamble to this Conveyance.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Trust dated as of the Execution Date, by and among Boaz, Wilmington Trust, National Association, as Delaware trustee, and Simmons Bank, as trustee.

“Trustee” means Simmons Bank.

“Unburdened Transfer” shall have the meaning given to such term in Section 6.1(a)(ii).

“Well Facilities” means all flowlines, meters, separators, heater-treaters, vapor recovery units, tanks, and any other associated equipment between (a) the wellhead of a Subject Well and (b) (i) the outlet valve of the individual gas meter applicable to such Subject Well for gas, and (ii) the outlet valves of the oil tank battery and water tank battery of the facilities applicable to such Subject Well for oil and water, respectively.

ARTICLE III
SPECIAL WARRANTY OF TITLE

Grantor warrants title to the Net Profits Interest, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns, against all Persons whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise. Grantor transfers to Grantee by way of substitution and subrogation (to the fullest extent that same may be transferred), all rights or actions over and against all of Grantor’s predecessors, covenantors or warrantors of title (other than Affiliates of Grantor).

ARTICLE IV
ESTABLISHMENT OF NET PROFITS ACCOUNT

Section 4.1                                    Net Profits Account.

(a)                                 In order to account for, track and make the payments associated with the Net Profits Interest, Grantor shall establish and maintain true and correct books and records in order to determine the credits and debits to an account that shall be maintained by Grantor at all times during the term hereof in accordance with the terms of this Conveyance and prudent and accepted accounting principles (the “Net Profits Account”).

(b)                                 The credits and debits to the Net Profits Account shall not be interpreted or applied in any manner that (i) results in any duplication of all or any part of any such credit or debit (or reduction thereto) under this Conveyance, or (ii) ever results in the inclusion of any charge to the Net Profits Account that is reimbursed to Grantor by any Person.

(c)                                  GRANTEE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS ESTABLISHING AND MAINTAINING THE NET PROFITS ACCOUNT AND THE DEBITING OF ITEMS THERETO SHALL BE APPLICABLE REGARDLESS OF WHETHER THE LOSSES, COSTS, EXPENSES, LIABILITIES AND DAMAGES THAT MAY BE DEBITED IN ACCORDANCE WITH THIS CONVEYANCE AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF GRANTOR OR ANY OF ITS AFFILIATES, OTHER THAN LOSSES, COSTS, EXPENSES, LIABILITIES AND DAMAGES THAT AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY OF ITS AFFILIATES, WHICH SHALL NOT BE DEBITED TO THE NET PROFITS ACCOUNT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS CONVEYANCE SHALL BE CONSTRUED AS A WAIVER OR RELEASE OF GRANTOR FROM ANY CLAIM, ACTION OR LIABILITY ARISING UNDER SECTION 5.1(b).

Section 4.2                                    Credits. For purposes of this Section 4.2, from and after the Effective Time with respect to each Payment Period, the Net Profits Account shall be credited with an amount equal to the sum of the gross proceeds (subject to the deduction described in Section 4.7(a)) received by Grantor during such Payment Period attributable to the Transfer of all Subject Hydrocarbons; provided, however, that:

(a)                                 gross proceeds shall include (i) all proceeds and consideration received, directly or indirectly, for advance payments and payments under take-or-pay and similar provisions of Production Sales Contracts when credited against the price for delivery of production; and (ii) all proceeds and amounts received by Grantor (A) from any “make up” gas taken by Grantor as a result of its position as an underproduced party under any gas balancing or similar arrangement affecting the Subject Interests, (B) received as a balancing of accounts under a gas balancing or other similar arrangement affecting the Subject Interests either as an interim balancing or at the depletion of the reservoir, and (C) for any gas taken by Grantor attributable to the Subject Interests in excess of its entitlement share of such gas;

(b)                                 if any proceeds are withheld from Grantor for any reason (other than at the request of Grantor), such proceeds shall not be considered to be gross proceeds until such proceeds are actually received by Grantor, provided that proceeds that are received by Grantor and promptly deposited by it with an escrow agent in order to resolve a dispute with respect thereto shall not be considered to be “received”

by Grantor for purposes of this Section 4.2(b) until the time that such amounts are actually collected by Grantor;

(c)                                  if Grantor becomes an underproduced party under any gas balancing or similar arrangement affecting the Subject Interests, then the Net Profits Account shall not be credited with any amounts for any gas attributable to the Subject Interests for which Grantor is entitled to receive as “make-up” gas that would otherwise be attributable to the Subject Interests, and if Grantor becomes an overproduced party under any gas balancing or similar arrangement affecting the Subject Interests, then the Net Profits Account shall not be credited with any amounts for any gas taken by an underproduced party as “make-up” gas that would otherwise be attributable to the Subject Interests.

(d)                                 gross proceeds shall not include any amount received by Grantor in respect of any production of Subject Hydrocarbons prior to the Effective Time;

(e)                                  gross proceeds shall not include any amounts that are reductions of debits to the Net Profits Account under Section 4.3; provided, however, that for purposes of determining gross proceeds under this Section 4.2, (i) there shall not be any deductions to such gross proceeds, in the cases of subsections (iii), (viii) and (x) of Section 4.4(a), for the actual costs of salvage or disposition or any Manufacturing Costs, as applicable, (ii) cash payments received by Grantor that are given in consideration for the execution and delivery of any pooling or unitization agreement covering any of the Subject Interests shall be excluded from gross proceeds regardless of whether the costs giving rise to such payments were charged to the Net Profits Interest (provided that gross proceeds shall include amounts attributable to Hydrocarbons produced from Subject Interests that are subject to pooling or unitization agreements, as set forth in Section 5.2) and (iii) insurance proceeds received by Grantor shall be excluded from gross proceeds regardless of whether the cost of such insurance was charged to the Net Profits Account;

(f)                                   gross proceeds shall not include the Manufacturing Proceeds, and in the event that Subject Hydrocarbons are Processed prior to sale, gross proceeds shall only include the Payment Value of such Subject Hydrocarbons before any such Processing;

(g)                                  the amount of gross proceeds credited to the Net Profits Account during any Payment Period shall be reduced by overpayments pursuant to Section 4.7;

(h)                                 gross proceeds shall not include any additional proceeds (i.e., proceeds attributable to the non-participating party) from the sale of Hydrocarbons related to any Subject Well with respect to which Grantor elects to be a participating party (whether such rights are available pursuant to an operating agreement or other agreement or arrangement) with respect to any operation with respect to such Subject Well for which another party or parties have elected not to participate in such operation (or have elected to abandon such Subject Well) and Grantor elects to pay the costs of such nonparticipating or abandoning party and as a result of which Grantor becomes entitled to receive, either temporarily (i.e., through a period of recoupment) or permanently such additional proceeds from the sale of Hydrocarbons related to such Subject Well; and

(i)                                     gross proceeds shall not include any amount of proceeds received by Grantor with respect to any Transfer of any Subject Interests that is a Burdened Transfer as set forth in Section 6.1(a)(i);

(j)                                    gross proceeds shall not include any amount to which Grantor is entitled by virtue of a judgment of a court of competent jurisdiction resolving a dispute hereunder between Grantee and Grantor in favor of Grantor, or any amount paid to Grantor in settlement of such dispute.

Section 4.3                                    Debits. The Net Profits Account shall be debited with an amount equal to the sum of the following (without duplication of any of the below amounts), to the extent that the same (x) are properly allocable to the Subject Interests (and any related equipment or property used in connection therewith) and the production and marketing of Subject Hydrocarbons therefrom and (y) have been incurred or accrued by Grantor, from and after the Effective Time, but that are not attributable to a production month that occurs prior to the Effective Time.

(a)                                 all costs paid by Grantor (i) for Drilling, Completing, Equipping and Recompleting any Subject Wells, (ii) for all direct labor (including employee and fringe benefits) and other services necessary for Drilling, Completing, Equipping and Recompleting any Subject Wells, (iii) for all Materials purchased for use on, or in connection with, Drilling, Completing, Equipping and Recompleting the Subject Wells and (iv) for any other operations with respect to the exploration or development of Subject Hydrocarbons from any Subject Interests (such costs, collectively, the “Development Expenditures”); provided, however that (A) the costs charged to the Net Profits Account as Development Expenditures shall be made (1) in accordance with the operating agreement associated with the applicable portion of the Subject Interests at the time the transaction giving rise to such costs occurred, or (2) in the absence of such operating agreement, in accordance with the COPAS; (B) if Grantor elects to pay the costs of a nonconsenting party or nonparticipating party with respect to which the gross proceeds derived from such costs are not credited to the Net Profits Account, Grantor shall be solely responsible for such costs and (C) no Development Expenditures related to Drilling, Completing, Equipping, Recompleting and any other activities with respect to exploration and development of Subject Hydrocarbons from the Subject Interests that occur during the period beginning on the Effective Time and ending on March 31, 2018 shall be charged to the Net Profits Account.

(b)                                 all costs paid by Grantor (i) for operating, producing and maintaining the Subject Interests and any Subject Wells, (ii) for all direct labor (including employee and fringe benefits) and other services necessary for operating, producing and maintaining the Subject Interests and any Subject Wells, (iii) for treatment, dehydration, compression, separation and transportation of the Subject Hydrocarbons (including activities related to the acquisition, construction and installation of production and injection facilities), (iv) for all Materials purchased for use on, or in connection with, operating, producing and maintaining the Subject Interests and (v) for any other operations with respect to the operation of Subject Interests (including costs for the maintenance of any Subject Well or Well Facility associated with the Subject Interests; replacement of any facilities; and any marketing fees paid to non-Affiliates of Grantor) (such costs, collectively, the “Operational Expenditures”); provided, however that (A) the costs charged to the Net Profits Account as Operational Expenditures shall be made (1) in accordance with the operating agreement associated with the applicable portion of the Subject Interests at the time the transaction giving rise to such costs occurred, or (2) in the absence of such operating agreement, in accordance with the COPAS; and (B) if Grantor elects to pay the costs of a nonconsenting party or nonparticipating party with respect to which the gross proceeds derived from such costs are not credited to the Net Profits Account, Grantor shall be solely responsible for such costs.

(c)                                  (i) all losses, costs, expenses, liabilities and damages (including outside legal, accounting and engineering services) attributable to, or incident to the operation or maintenance of, the Subject Interests associated with (A) defending, prosecuting, handling, investigating or settling litigation, administrative proceedings, claims (including lien claims other than liens for borrowed funds), damages, judgments, fines, penalties and other liabilities, (B) the payment of judgments, penalties and other liabilities (including interest thereon), paid by Grantor and not reimbursed under insurance maintained by Grantor or others (including all losses, costs, expenses, liabilities and damages arising from third-party claims, lawsuits or causes of action for personal injury or death or damage to personal or real property (both surface and subsurface), including those losses, costs, expenses, liabilities and damages arising under Environmental Laws with respect to the Subject Interests or in any way from the environmental condition of the Subject

Interests), (C) the payment or restitution of any proceeds of Subject Hydrocarbons, (D) complying with applicable local, state and federal statutes, ordinances, rules and regulations, and (E) tax or royalty audits, and (ii) any other loss, cost, expense, liability or damage (including settlement costs and reasonable attorneys’ fees) incurred by Grantor in relation to the Subject Interests not paid or reimbursed under insurance; excluding, in each instance, any expenses incurred by Grantor in litigation of any Dispute arising hereunder between the Parties or amounts paid by Grantor to Grantee pursuant to a final order entered by a court of competent jurisdiction resolving any such claim or dispute or amounts paid by Grantor to Grantee in connection with the settlement of any such claim or dispute;

(d)                                 all taxes, charges and assessments (excluding federal and state income, transfer, mortgage, inheritance, estate, franchise and like taxes) incurred, accrued or paid by Grantor with respect to the ownership of the Subject Interests or the extraction of the Subject Hydrocarbons, including production, severance or excise and other similar taxes, charges and assessments assessed against, or measured by, the production of (or the proceeds or value of production of) Subject Hydrocarbons, occupation taxes, gathering, pipeline, excise, sales, use and other taxes, and ad valorem and property taxes, charges and assessments assessed against or attributable to the Subject Interests or any equipment used in connection with production from any of the Subject Interests and any extraordinary or windfall profits taxes, charges and assessments by a Governmental Authority that may be assessed in the future based upon profits realized or prices received from the sale of Subject Hydrocarbons;

(e)                                  all insurance premiums attributable to the ownership or operation of the Subject Interests paid by Grantor for insurance actually carried for periods after the Effective Time with respect to the Subject Interests, or any equipment located on any of the Subject Interests, or incident to the operation or maintenance of the Subject Interests;

(f)                                   all amounts and other consideration paid by Grantor for (i) rent and the use of or damage to the surface, (ii) delay rentals, shut-in well payments, minimum royalties and similar payments, and (iii) fees for renewal, extension, modification, amendment, replacement or supplementation of the leases included in the Subject Interests;

(g)                                  notwithstanding anything in Section 4.3(a) or Section 4.3(b) to the contrary, if (and regardless whether there is an operating agreement in place with respect to the Subject Interests) (i) Grantor is the operator of the Subject Interests, an amount equal to three hundred and fifty dollars ($350) per Subject Well each calendar month or (ii) if Grantor is not the operator of the Subject Interests, an amount equal to all amounts charged by the relevant operator as overhead, administrative or indirect charges specified in the applicable operating agreements or other arrangements covering the Subject Interests plus fifty dollars ($50) per Subject Well each calendar month, in each case, as compensation for all overhead, administrative or indirect charges incurred by or charged to Grantor with respect to the Subject Interests, both of which amounts shall be adjusted as of January 1 of each year based on the adjustment mechanism for overhead charges set forth in the COPAS;

(h)                                 if, as a result of the occurrence of the bankruptcy or insolvency or similar occurrence of the purchaser of Subject Hydrocarbons, any and all amounts previously credited to the Net Profits Account are reclaimed from Grantor or its representative, then the amounts reclaimed as promptly as practicable following Grantor’s payment thereof;

(i)                                     all costs and expenses paid by Grantor for recording this Conveyance and, immediately prior to the last Payment Period, costs estimated in good faith to record the termination or release of this Conveyance;

(j)                                    all Administrative Hedge Costs paid by Grantor;

(k)                                 all Hedge Settlement Costs paid by Grantor;

(l)                                     all amounts previously included, or otherwise accounted for, in the calculation of gross proceeds but subsequently paid by Grantor as a refund, interest or penalty; and

(m)                             at the option of Grantor, amounts reserved for ad valorem taxes, property taxes and future Development Expenditures, including amounts for Drilling, Completing, Equipping and Recompleting, provided that, such amounts, (i) to the extent not already spent or incurred by Grantor, will at no time exceed three million dollars ($3,000,000) in the aggregate, and (ii) shall not be included as part of the costs debited to the Net Profits Account pursuant to this Section 4.3 in subsequent Payment Periods.

Section 4.4                                    Adjustments and Exclusions to Debits.

(a)                                 The amounts debited to the Net Profits Account pursuant to Section 4.3 shall be offset and reduced by the following amounts received by Grantor from and after the Effective Time (net of any applicable taxes):

(i)                                     any amounts received by Grantor as delay rentals, bonus, lessor’s royalty or other similar payments;

(ii)                                  any amounts received by Grantor in connection with, or for dry hole, bottom hole or other similar contributions related to, the Subject Interests;

(iii)                               upon salvage or other disposition, the applicable actual salvage value (determined in accordance with the applicable operating agreement then in effect and binding upon Grantor or, in the absence of such agreement, based on the fair market value of such items in the region in which they are located) of any Eligible Materials, less, in each instance, the actual costs of salvage or other disposition paid or incurred by Grantor in connection with such sale;

(iv)                              any cash payments received by Grantor as a result of any pooling or unitization of the Subject Interests if the costs giving rise to such payments were charged to the Net Profits Account, directly or indirectly;

(v)                                 any insurance proceeds received by Grantor as a result of any loss, liability or damage relating to the Subject Interests, Eligible Materials or Subject Hydrocarbons if the cost of such insurance was charged to the Net Profits Account;

(vi)                              any amounts received by Grantor from third parties as rental or use fees for Eligible Materials;

(vii)                           the gross proceeds of any judgments or claims received by Grantor for damages occurring on or after the Effective Time to (A) the Subject Interests, (B) any Eligible Materials and (C) any Subject Hydrocarbons;

(viii)                        to the extent not covered under subsection (iii) above, any proceeds received by Grantor from the sale of Eligible Materials less the actual costs paid or incurred by Grantor in connection with such sale;

(ix)                              any payments made to Grantor in connection with the Drilling or deferring of Drilling of any Subject Well;

(x)                                 for any Subject Hydrocarbons that are Processed before sale, the excess, if any, of the Manufacturing Proceeds arising therefrom (that are received by Grantor) over the Manufacturing Costs of such Processing (that are paid or incurred by Grantor);

(xi)                              any interest, penalty or other amount not derived from the sale of the Subject Hydrocarbons that is paid to Grantor by the purchaser of production or escrow agent in connection with proceeds withheld or deposited with an escrow agent;

(xii)                           any Hedge Settlement Revenues; and

(xiii)                        for any Unburdened Transfer, the amounts determined pursuant to Section 6.1(b)(ii);

provided, that if, in calculating the aggregate costs referred to in Section 4.3 for any Payment Period, the amounts received by Grantor referenced in subsections (i)-(xii) above exceed the aggregate costs referred to in Section 4.3, then the aggregate costs referred to in Section 4.3 for that Payment Period shall be zero, and such excess, plus interest on such excess amount at the Prime Rate for the period between the last day of the preceding Payment Period and the date the excess amount has been used to reduce the aggregate costs referred to in Section 4.3 in succeeding Payment Periods, shall be applied to reduce the aggregate costs referred to in this Section 4.3 in each succeeding Payment Period until exhausted. Notwithstanding the foregoing, under no circumstances shall the amount paid in respect of any Payment Period exceed eighty percent (80%) of gross proceeds for such Payment Period.

(b)                                 Notwithstanding anything herein to the contrary, the amounts debited to the Net Profits Account pursuant to Section 4.3 shall not include any of the following:

(i)                                     any amount that has also been used to reduce or offset the amount of the Subject Hydrocarbons (or proceeds of production thereof) or has otherwise not been included therein (including proceeds attributable to royalties, overriding royalties, production payments and other charges burdening the Subject Interests as of the Effective Time);

(ii)                                  any overriding royalty, production payment or other charge burdening the Subject Interests which was created by Grantor after the date on which Grantor or its Affiliate acquired the applicable Subject Interest;

(iii)                               all Manufacturing Costs; and

(iv)                              any amounts paid by Grantor (initial or a successor) to such Grantor’s predecessor in interest with respect to part or all of the Subject Interests (including any purchase price or other consideration paid by Grantor to such predecessor in interest to acquire all or part of the Subject Interests).

Section 4.5                                    Accounting and Payment.

(a)                                 Following the conclusion of each Payment Period, a calculation (the “NPI Calculation”) shall be made by Grantor by deducting (i) (A) the total debits for such Payment Period, as calculated pursuant to Section 4.3 and as adjusted pursuant to Section 4.4 and (B) the absolute value of the Debit Balance Amount, if any, carried forward in the Net Profits Account at the beginning of such Payment Period from (ii) the total credits for such Payment Period, as calculated pursuant to Section 4.2. If the NPI Calculation results in a positive amount with respect to the Payment Period (the “Net Profits”), then (i) that positive amount shall be subtracted from the balance of the Net Profits Account to cause the Net Profits

Account to have a zero balance immediately following the end of such Payment Period, (ii) that positive amount shall be multiplied by the Proceeds Percentage, and (iii) the resulting product thereof (the “NPI Payout”) shall be payable to Grantee as specified in Section 4.6.

(b)                                 If the NPI Calculation results in a negative amount with respect to a Payment Period, the negative sum shall be deemed the “Debit Balance” for purposes hereof; and no payments shall be made to Grantee in respect of the Net Profits Interest for such Payment Period nor shall Grantee ever be liable to make any payment to Grantor in respect of the Debit Balance for such Payment Period. Any Debit Balance, plus interest on such amount at the Prime Rate for the period between the last day of the Payment Period that resulted in such Debit Balance and the last day of the next Payment Period, (the “Debit Balance Amount”) shall be carried forward in the Net Profits Account for the following Payment Period.

(c)                                  All amounts received by Grantor from the sale of the Subject Hydrocarbons for any Payment Period shall be held by Grantor in one of its general bank accounts and Grantor shall not be required to maintain a segregated account for such funds.

Section 4.6                                    Payment of NPI Payout. For each Payment Period, Grantor shall transfer or cause to be transferred to Grantee an amount equal to the NPI Payout, if any, with respect to the Payment Period on or before the last day of the month that follows such Payment Period. All funds payable to Grantee on account of the Net Profits Interest shall be calculated and paid entirely and exclusively out of the Net Profits.

Section 4.7                                    Overpayment; Past Due Payments.

(a)                                 If Grantor ever pays Grantee more than the amount of money then due and payable to Grantee under this Conveyance, Grantee shall not be obligated to return the overpayment, but Grantor may at any time thereafter reduce the NPI Payout by, and retain for its own account, an amount equal to the overpayment, plus interest at the Prime Rate on such amount for the period between the fifteenth (15th) day after the date of the overpayment and the date such amount is recovered by Grantor. In order to exercise its rights under this Section 4.7(a), Grantor must give Grantee written notice with respect to any such overpayment, together with supporting information and data.

(b)                                 Any amount not paid by Grantor to Grantee with respect to the Net Profits Interest when due shall bear, and Grantor hereby agrees to pay, interest at the Prime Rate from the due date until such amount has been paid. Grantor shall give Grantee written notice with respect to any such past due payment, together with supporting information and data.

Section 4.8                                    Statements. For each Payment Period, Grantor shall deliver to Grantee a statement (“Monthly Statement”) showing the NPI Calculation with respect to the Payment Period on or before the last day of the month that follows such period. Additionally, the Monthly Statement delivered in July shall also show the computation of the NPI Calculation for the preceding calendar year (“Annual Statement”). In order for Grantee to take exception to any item or items included in any Monthly Statement, Grantee must notify Grantor in writing within one hundred and eighty (180) days after the end of the calendar year with respect to which such Monthly Statement relates. Such notice must set forth in reasonable detail the specific debits or credits to which exception is taken. Adjustments shall be made for all exceptions that are agreed to by the Parties. All matters contained in Monthly Statements that are not objected to by Grantee in the manner provided by this Section 4.8 shall be conclusively deemed correct.

Section 4.9                                    Information; Access. Grantor shall maintain true and correct books, records and accounts of (a) all transactions required or permitted by this Conveyance (including all financial information necessary to reflect such transactions), and (b) the financial information necessary to make the NPI Calculation included in any Monthly Statement or Annual Statement. Grantee or its representative, at

Grantee’s expense and upon reasonable prior written notice, may inspect, review, audit and copy such books, records and accounts, and such other documents, contracts and information as may be reasonably requested by Grantee, in Grantor’s office during normal business hours. At Grantee’s request, subject to applicable restrictions on disclosure and transfer of information, Grantor shall give Grantee and its designated representatives reasonable access in Grantor’s office during normal business hours to (i) all production data in Grantor’s possession or Grantor’s Affiliates’ possession, relating to operations on the Subject Interests, and (ii) all reserve reports and reserve studies in the possession of Grantor or of Grantor’s Affiliates, relating to the Subject Interests, whether prepared by Grantor, by Grantor’s Affiliates, or by consulting engineers. GRANTOR MAKES NO (AND GRANTEE HEREBY WAIVES ANY) REPRESENTATIONS OR WARRANTIES ABOUT THE ACCURACY OR COMPLETENESS OF ANY SUCH DATA, REPORTS, OR STUDIES REFERRED TO IN THIS SECTION 4.9, AND GRANTOR SHALL HAVE NO LIABILITY TO GRANTEE OR ANY OTHER PERSON RESULTING FROM SUCH DATA, STUDIES, OR REPORTS OR THE USE THEREOF.

ARTICLE V
OPERATION OF THE SUBJECT INTERESTS

Section 5.1                                    Operations Standard.

(a)                                 It is the express intent of Grantor and Grantee that the Net Profits Interest shall constitute (and this Conveyance shall conclusively be construed for all purposes as creating) a single, separate non-operating Hydrocarbon right with respect to the Subject Interests for all purposes.

(b)                                 To the extent that it has the right to do so under the terms of any lease, operating agreement or similar instrument affecting or pertaining to the Subject Interests, Grantor shall conduct and carry on, or use commercially reasonable efforts to cause the operator thereof to conduct and carry on, the operation and maintenance of the Subject Interests in the same manner as would a reasonably prudent operator in the State of Texas under the same or similar circumstances acting with respect to its own properties (without regard to the existence of the Net Profits Interest).

(c)                                  As to any third Person, the acts of Grantor shall be binding on Grantee, and it shall not be necessary for Grantee to join with Grantor in the execution or ratification of any operating agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to any of the Subject Interests.

(d)                                 Grantee acknowledges that Grantor is not the only undivided interest owner in the properties underlying the Subject Interests. As such, Grantee agrees that the acts or omissions of Grantor’s co-owners shall not be deemed to constitute a violation of the provisions of Section 5.1(b), nor shall any action required by a vote of co-owners be deemed to constitute such a violation so long as Grantor has voted its interest in a manner designed to comply with Section 5.1(b).

(e)                                  WITHOUT LIMITING THE GENERALITY OF THIS SECTION 5.1, (i) THE PARTIES ACKNOWLEDGE THAT GRANTEE HAS NO RIGHT OR POWER TO PARTICIPATE IN THE SELECTION OF A DRILLING CONTRACTOR, TO PROPOSE THE DRILLING OF A WELL OR ANY OTHER OPERATIONS, TO DETERMINE THE TIMING OR SEQUENCE OF ANY OPERATIONS, TO COMMENCE OR SHUT DOWN PRODUCTION, TO TAKE OVER OPERATIONS, OR TO SHARE IN ANY OPERATING DECISION WHATSOEVER OR IN ANY DECISION PERTAINING TO THE MARKETING AND SALE OF PRODUCTION WHATSOEVER AND, (ii) THE PARTIES HEREBY EXPRESSLY NEGATE ANY INTENT TO CREATE (AND THIS CONVEYANCE SHALL NEVER BE CONSTRUED AS CREATING) A MINING OR OTHER PARTNERSHIP OR JOINT VENTURE OR OTHER RELATIONSHIP SUBJECTING GRANTOR AND GRANTEE TO

JOINT LIABILITY OR ANY OTHER DUTIES BETWEEN GRANTOR AND GRANTEE (EXCEPT THOSE EXPRESSLY SET FORTH HEREIN).

Section 5.2                                    Pooling and Unitization

(a)                                 Certain of the Subject Interests may have been heretofore pooled or unitized for the production of Hydrocarbons. Such Subject Interests are and shall be subject to the terms and provisions of such pooling or unitization agreements, and this Conveyance shall apply to and affect only the production of Hydrocarbons from such units which accrues to such Subject Interests under and by virtue of the applicable pooling and unitization agreements.

(b)                                 Grantor shall have (without the further consent of or notice to Grantee) the right to pool or unitize all or any of the Subject Interests (and the Net Profits Interest) and to alter, change, amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the lands covered by the Subject Interests, as to one or more of the formations or horizons thereunder, when, in the reasonable judgment of Grantor based upon customary practices of the oil and gas industry, without regard to the existence of Net Profits Interest, it is necessary or advisable to do so in order to form a drilling or proration unit to facilitate the orderly development of the Subject Interests or to comply with the requirements of any Law relating to the spacing of wells or proration of the production therefrom. For purposes of computing Net Profits, there shall be allocated to the Subject Interests included in such unit a pro rata portion of the Hydrocarbons produced from the pooled unit on the same basis that production from the pool or unit is allocated to other working interests in such pool or unit by virtue of the applicable pooling or unitization agreement. The interest in any such unit attributable to the Subject Interests (or any part thereof) included therein shall become a part of the Subject Interests and shall be subject to the Net Profits Interest in the same manner and with the same effect as if such unit and the interest of Grantor therein were specifically described in Exhibit A to this Conveyance, respectively.

Section 5.3                                    Non-Consent. Grantor shall have (without the further consent of or notice to Grantee) the right to elect not to participate in any operations that are to be conducted under the terms of any operating agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to any of the Subject Interests. If Grantor elects to be a non-participating party under any such arrangement (whether pursuant to an operating agreement or other agreement or arrangement, including non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation on any Subject Interests or elects to be an abandoning party with respect to the Subject Well, the consequence of which election is that Grantor’s interest in such Subject Interest or part thereof is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties participating in such operations, or electing not to abandon such Subject Well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to the Net Profits Account and such forfeited interest shall not, for the period of such forfeiture, be subject to the Net Profits Interest. Notwithstanding the foregoing, Grantor shall not elect, as to any portion of the Subject Interests, to be a non-participating party with respect to any operation contemplated in this Section 5.3 in the event any Affiliate of Grantor will also be a participating party in such operation.

Section 5.4                                    Marketing. As between Grantor and Grantee, Grantor shall have exclusive charge and control of the marketing of all Subject Hydrocarbons allocable to the Subject Interests and the Net Profits Interest. As to any third parties, all acts of Grantor in marketing the Subject Hydrocarbons and all Production Sales Contracts executed by Grantor shall be binding on Grantee and the Net Profits Interest; it being understood that the right and obligation to market the Subject Hydrocarbons is at all times vested in Grantor and Grantee does not have any such right or obligation or any possessory interest in all or part of the Subject Hydrocarbons. Accordingly, it shall not be necessary for Grantee to join in any new Production

Sales Contracts or any amendments to existing Production Sales Contracts. Grantor shall market or cause to be marketed all commercial quantities of the Subject Hydrocarbons in accordance with Section 5.1(b), and shall not be entitled to deduct from the calculation of the Net Profits any fee for marketing the Subject Hydrocarbons allocable to the Net Profits Interest other than fees for marketing paid to non-Affiliates. Grantor shall not enter into any Hedges (other than the Existing Hedges) with respect to the Subject Hydrocarbons from and after the Effective Time or modify or terminate the Existing Hedges. Grantee shall have no right to take in kind any Subject Hydrocarbons.

Section 5.5                                    Amendment of Hydrocarbon Interests. Grantor shall have the right to renew, extend, modify, amend or supplement any document or instrument underlying or giving rise to the Hydrocarbon Interests with respect to any of the lands or depths covered thereby without the consent of Grantee; provided, however, that the Net Profits Interest shall apply to all renewals, extensions, modifications, amendments, supplements and other similar arrangements (and/or interests therein) of any document or instrument underlying or giving rise to the Hydrocarbon Interests (but solely as to all lands and depths described in the predecessor document or instrument and in which Grantor had an interest under the predecessor document or instrument) conveyed to Grantor within twelve (12) months after the date of alleged termination (whether in whole or in part) of each such document or instrument underlying or giving rise to the Hydrocarbon Interests which is renewed, extended, modified, amended, or supplemented, whether or not such renewals, extensions, modifications, amendments, supplements or arrangements have heretofore been obtained, or are hereafter obtained, by Grantor, and no renewal, extension, modification, amendment, or supplement shall adversely affect any of Grantee’s rights hereunder. Any fees payable with respect to such renewal, extension, modification, amendment or supplementation may be debited to the Net Profits Account pursuant to Section 4.3. Grantor shall furnish Grantee with written notice of any renewal, extension, modification, amendment, or supplementation that materially affects the Net Profits Interest identifying the location and the acreage covered thereby.

Section 5.6                                    Abandonment. Grantor shall have (without further consent of or notice to Grantee) the right to release, surrender and/or abandon Grantor’s interest in the Subject Interests, or any part thereof, or interest therein even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Net Profits Interest the same as though Grantee had joined therein insofar as the Net Profits Interest covers the Subject Interests, or any part thereof or interest therein, so released, surrendered or abandoned by Grantor. Following any such release, surrender or abandonment, Grantor will promptly notify Grantee in writing of the portion of the Subject Interests that has been released, surrendered or abandoned, and the date on which such release, surrender or abandonment has occurred. Further, Grantor shall have an unequivocal right to release, surrender or abandon the Subject Interests, or any part thereof if,  without regard to the notice provision of this Section 5.6, (a) such release, surrender or abandonment is necessary for health, safety or environmental reasons, or (b) the Subject Hydrocarbons that would have been produced from the released, surrendered or abandoned portion of the Subject Interests would reasonably be expected to be produced from Subject Wells located on the remaining portion of the Subject Interests.

Section 5.7                                    Contracts with Affiliates. Grantor and its Affiliates may perform services and furnish supplies and/or equipment with respect to the Subject Interests that are required to operate the Subject Interests in accordance with the operations standard set forth in Section 5.1(b) hereof and debit the Net Profits Account for the costs of such services and/or furnishing of such supplies and/or equipment. The terms of the provision of such services or furnishing of supplies and/or equipment shall be not be less favorable than those terms available under arm’s-length transactions with non-Affiliates in the area engaged in the business of rendering comparable services or furnishing comparable equipment and supplies, taking into consideration all such terms, including the price, term, condition of supplies or equipment, availability of supplies and/or equipment, and all other terms. Within a reasonable period of time following the end of each calendar year, Grantor shall furnish Grantee with a list of its Affiliates as of the end of such calendar year.

Section 5.8                                    Farmouts. Grantor may from time to time enter into farmout agreements or similar agreements in which Grantor Transfers its interest in any Subject Interests in exchange for a commitment to drill one or more wells on the Subject Interests (“Farmout Agreement”) with Persons that are not Affiliates of Grantor with respect to a Subject Interest. In the event that Grantor enters into any Farmout Agreement with any Person that is not an Affiliate of Grantor, the Net Profits Interest and this Conveyance shall burden any interest in the Subject Interests that are Transferred to any such Person under such Farmout Agreement. The Net Profits Interest shall continue to burden the Subject Interests retained by Grantor following any Transfer of any Subject Interests pursuant to a Farmout Agreement.

Section 5.9                                    No Personal Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONVEYANCE, GRANTEE SHALL NEVER BE PERSONALLY RESPONSIBLE FOR THE PAYMENT OF ANY PART OF THE LOSSES, COSTS, EXPENSES, LIABILITIES OR DAMAGES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING AND MAINTAINING OF THE SUBJECT INTERESTS, PROVIDED, HOWEVER, ALL SUCH LOSSES, COSTS, EXPENSES, LIABILITIES OR DAMAGES SHALL, TO THE EXTENT THE SAME RELATE TO ACTS, OMISSIONS, EVENTS, CONDITIONS OR CIRCUMSTANCES OCCURRING FROM AND AFTER THE EFFECTIVE TIME, NEVERTHELESS BE CHARGED AGAINST THE NET PROFITS ACCOUNT AS AND TO THE EXTENT HEREIN PERMITTED.

ARTICLE VI
TRANSFERS AND CHARGES

Section 6.1                                    Assignment by Grantor Subject to Net Profits Interest.

(a)                                 Right to Sell. Grantor may from time to time Transfer its right, title and/or interest in and to the Subject Interests, or any part thereof or undivided interest therein, subject to the terms and conditions of this Section 6.1. If such Transfer of Grantor’s right, title and/or interest in and to any Subject Interest is to be made:

(i)                                     subject to the Net Profits Interest and this Conveyance, including any Transfer of any interest earned by a counterparty to a Farmout Agreement (any Transfer of the type described in this clause (i), a “Burdened Transfer”), then (A) the consent of Grantee or the Trustee shall not be required with respect to such Transfer, (B) Grantor shall cause the assignee, purchaser, transferee or grantee in any such Burdened Transfer to take the Transferred Subject Interests subject to the Net Profits Interest and this Conveyance and, from and after the actual date of any such Transfer, to assume Grantor’s obligations under this Conveyance with respect to such Subject Interests and (C) Grantor shall provide written notice to Grantee of such Burdened Transfer promptly following the completion thereof; or

(ii)                                  free and clear of the Net Profits Interest and this Conveyance (any Transfer of the type described in this clause (ii), an “Unburdened Transfer”), then:

(A)                               Grantor shall provide written notice to Grantee of such Unburdened Transfer;

(B)                               except in the case of a Qualified De Minimis Sale, which shall not require such consent, the consent of Grantee pursuant to Section 3.02(b) of the Trust Agreement shall be required with respect to such Unburdened Transfer, and

(C)                               promptly following receipt of such consent pursuant to Section 3.02(b) of the Trust Agreement, Grantee shall, upon request, execute, acknowledge and deliver to Grantor an instrument (reasonably acceptable to Grantor) that releases the Net Profits Interest and this Conveyance with respect to the Subject Interests being Transferred; provided, the Net Profits Interest shall continue to burden the Subject Interests retained by Grantor.

(b)                                 Allocation of Consideration.

(i)                                     Grantee is not entitled to receive any portion of the sales proceeds received by Grantor from any Burdened Transfer, which sales proceeds (A) shall not be credited to the Net Profit Account as set forth in Section 4.2(i) and (B) shall be retained by and be the exclusive property of Grantor.

(ii)                                  In the case of (A) an Unburdened Transfer that is a Qualified De Minimis Sale, the Gross Fair Value or (B) an Unburdened Transfer that is not a Qualified De Minimis Sale, the sale proceeds or other consideration received in connection with the release of the Net Profits Interest in the amount that is approved by the Trust Unitholders pursuant to Section 3.02(b) of the Trust Agreement, in each case (x) shall, as set forth in Section 4.4(a)(xiii), offset and reduce the amounts debited to the Net Profits Account pursuant to Section 4.3 and (y) shall not be retained by nor be the exclusive property of Grantor.

(c)                                  Separate Interest. Effective on the effective date of any Burdened Transfer, the credits and debits to the Net Profits Account and Net Profits shall thereafter be calculated and determined separately (by the assignee, purchaser, transferee or grantee) with respect to such Subject Interests; and debits and credits during each Payment Period in respect of the Subject Interests Transferred shall reflect items received or incurred by the assignee, purchaser, transferee or grantee, and shall be calculated in accordance with Article IV hereof.

Section 6.2                                    Mortgages and Security Interests. Nothing herein shall prevent Grantor from granting a Lien, mortgage, security interest or other charge in Grantor’s interest in any property, including the Subject Interests and the Subject Hydrocarbons. Grantor agrees that it shall cause each agreement, indenture, bond, deed of trust, filing, application or other instrument that creates or purports to create a Lien, mortgage, security interest or other charge secured by the Subject Interests, the Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons to include an express agreement and acknowledgement by the parties thereto that the Net Profits Interest is senior in right of payment and collection to any and all obligations created thereby in respect of the Subject Interests, the Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons. The preceding sentence shall not apply to any agreement, indenture, bond, deed of trust, filing, application or other instrument that creates a Lien, mortgage, security interest or other charge secured by not more than Grantor’s residual interest in the Subject Interests, the Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons.

Section 6.3                                    Rights of Mortgagee, Pledgee or Trustee. If Grantee shall at any time execute a mortgage, pledge or deed of trust covering all or part of the Net Profits Interest, the mortgagee(s), pledge(s) or trustee(s) therein named or the holder of any obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides, to exercise all the rights, remedies, powers and privileges conferred upon Grantee by the terms of this Conveyance and to give or withhold all consents required to be obtained hereunder by Grantee, but the provisions of this Section 6.3 shall in no way be deemed or construed to impose upon Grantor any obligation or liability undertaken by Grantee under such mortgage, pledge or deed of trust or under any obligation secured thereby.

Section 6.4                                    Assignment or Mortgage by Grantee. Nothing in this Conveyance, including Section 6.1(a), shall prohibit Grantee from Transferring the Net Profits Interest pursuant to Section

3.02(b)(i) of the Trust Agreement or otherwise. Grantee shall provide Grantor with written notice of any Transfer, mortgage or pledge of all or any portion of the Net Profits Interest made otherwise than pursuant to such section. No such Transfer, mortgage or pledge will affect the method of computing the credits and debits to the Net Profits Account or Net Profits, or impose any additional obligation or liability on Grantor. Grantor shall not be required, without its prior written consent, to pay the NPI Payout (or portions thereof) to more than one Person. If more than one Person is ever entitled to receive payment of any part of the NPI Payout and Grantor shall not have consented thereto, Grantor may suspend payments of the NPI Payout until the concurrent owners or claimants of the Net Profits Interest or the right to receive payment of the NPI Payout appoint one Person in writing in a form reasonably acceptable to Grantor to receive all payments of the Net Profits on their behalf. Grantor may thereafter conclusively rely upon the authority of that Person to receive payments of the NPI Payout and shall be under no further duty to inquire into the authority or performance of such Person.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination of Hydrocarbon Interests. In the event the Subject Interests (or portion thereof as applicable) should be released, surrendered or abandoned by Grantor pursuant to Section 5.6, subject to Section 5.5, the Net Profits Interest no longer shall apply to the Subject Interests (or such portion thereof, as applicable), but the Net Profits Interest shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remainder portion of the Subject Interests, as applicable). Upon termination of the Net Profits Interest, as above provided, Grantee shall, at Grantee’s expense, execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Net Profits Interest.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    Notices. All notices and other communications which are required or may be given pursuant to this Conveyance must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Grantor:

Boaz Energy II, LLC

201 West Wall Street, Suite 421

Midland, Texas 79701
 Attention: Marshall Eves

If to Grantee:

Simmons Bank
P.O. Box 962020
Fort Worth, Texas  76162
Attn: Lee Ann Anderson,
Facsimile No.: (817) 298-5579

Either Party may change its address for notice by notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 8.2                                    Ownership of Certain Property. The Net Profits Interest does not include any right, title, or interest in and to any personal property, fixtures, or equipment and is exclusively an interest in and to the Hydrocarbons in place and in and under and produced and saved from the Subject Interests, and Grantee shall look solely to the Subject Interests and payments in respect thereof (as provided herein for the satisfaction and realization of the Net Profits Interest).

Section 8.3                                    Non-Recourse. Grantee shall look solely to the Net Profits for the satisfaction and discharge of the Net Profits Interest and, except in the event of Grantor’s failure to pay as required by Section 4.6, Grantor shall not be liable for such satisfaction or discharge. Grantor shall not have any liability (and Grantee shall have no recourse or remedy against Grantor) in the event that the Subject Interests terminate without having generated the Subject Hydrocarbons, Net Profits or NPI Payouts that are expected to be generated during the term of the Net Profits Interest.

Section 8.4                                    No In-Kind Rights. Grantee shall have no right to take in kind any Subject Hydrocarbons allocable to the Net Profits Interest.

Section 8.5                                    Disclaimer of Warranty. Other than as set forth in Article III with respect to the warranty of title granted with respect to the Net Profits Interest, Grantor makes no warranties or representations, express or implied, in connection with the Subject Interests and without limiting the generality of the foregoing, GRANTOR (A) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER AS TO (I) TITLE TO ANY OF THE SUBJECT INTERESTS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE SUBJECT INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE SUBJECT INTERESTS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE SUBJECT INTERESTS OR FUTURE REVENUES GENERATED BY THE SUBJECT INTERESTS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM OR RELATED TO THE SUBJECT INTERESTS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SUBJECT INTERESTS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO GRANTEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS CONVEYANCE OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT. GRANTEE HAS INSPECTED, OR WAIVED ITS RIGHT TO INSPECT ALL ASSETS RELATED TO THE SUBJECT INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO

THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, AND IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THE SUBJECT INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT GRANTEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS GRANTEE DEEMS APPROPRIATE.

Section 8.6                                    Payments. Grantor shall transfer or cause to be transferred all monies to which Grantee is entitled hereunder by Federal funds wire transfer not later than the date when due, to Grantee at the bank account specified by Grantee in writing to Grantor.

Section 8.7                                    Amendments. This Conveyance may not be amended, altered or modified except pursuant to a written instrument executed by the Parties.

Section 8.8                                    Further Assurances. The Parties shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances and documents as may be required or reasonably requested by the other Party to establish, maintain or protect the respective rights and remedies of the Parties and to carry out and effectuate the intentions and purposes of this Conveyance.

Section 8.9                                    Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Conveyance shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.10                             Severability. The invalidity or unenforceability of any term or provision of this Conveyance in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Conveyance which is manifestly unjust.

Section 8.11                             No Partition. The Parties acknowledge that Grantee has no right or interest that would permit Grantee to partition any portion of the Subject Interests, and Grantee hereby waives any such right.

Section 8.12                             Governing Law. EXCEPT WHERE PROHIBITED BY THE LAW OF THE STATE IN WHICH THE RELEVANT SUBJECT INTERESTS ARE LOCATED, THIS CONVEYANCE AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAW RULES OR PRINCIPLES THAT MAY REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 8.13                             Forum Selection; Waiver of Jury Trial. Any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the United States Federal District Court or the Texas State District Court located in Fort Worth, Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 8.1. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 8.14                             Rule Against Perpetuities. It is not the intent of the Parties that any provision herein violate any applicable law regarding the rule against perpetuities or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating any such rule to the extent the same can be so construed consistent with the expressed intent of the Parties as set forth herein. In the event, however, that any provision hereof is determined to violate any such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To extent that the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to the lifetime of the last survivor of the descendents of George H. W. Bush (the father of George W. Bush, the 43rd President of the United States of America) living as of the Effective Time.

Section 8.15                             Tax Matters. Without limiting the disclaimer in Section 5.1(e)(ii), nothing herein contained shall be construed to constitute a partnership or to cause either Party (under state law or for tax purposes) to be treated as being the agent of, or in partnership with, the other party. In addition, the Parties hereto intend that the Net Profits Interest conveyed hereby to Grantee shall at all times be treated as an incorporeal (i.e., a non-possessory) interest in real property or land under the Laws of the state in which the Subject Interests are located, and an economic interest (as such term is defined in section 1.611-1(b) of the Treasury Regulations) which is a non-operating interest therein payable solely out of net profits from the production and sale of Subject Hydrocarbons from the Subject Interests (rather than as a working or operating interest). Grantor may cause to be withheld from any payment hereunder any tax withholding required by law or regulations, including, in the case of any withholding obligation arising from income that does not give rise to any cash or property from which any applicable withholding tax could be satisfied, by way of set off against any subsequent payment of cash or property hereunder.

Section 8.16                             Counterparts. This Conveyance may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one instrument. No Party shall be bound until such time as all of the Parties have executed counterparts of this Conveyance. To facilitate recordation, there may be omitted from the Exhibits to this Conveyance in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction in which the particular counterpart is to be filed or recorded.

Section 8.17                             Conspicuous. GRANTOR AND GRANTEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS CONVEYANCE IN ALL CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 8.18                             Binding Effect. All the covenants, restrictions and agreements of Grantor herein contained shall be deemed to be covenants running with the Subject Interests and the lands affected thereby. All of the provisions hereof shall inure to the benefit of Grantee and its successors and assigns and shall be binding upon Grantor and its successors and assigns and all other owners of the Subject Interests or any part thereof or any interest therein.

Section 8.19                             Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF GRANTOR, GRANTEE OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS CONVEYANCE, AND EACH PARTY, FOR ITSELF AND

ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS CONVEYANCE AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.20                             Term. The Net Profits Interest shall remain in full force and effect as long as any portion of the Subject Interests is in full force and effect. At any time after the termination of the Net Profits Interest, Grantee shall, upon the request of Grantor, execute and deliver such instruments as may be necessary to evidence the termination of the Net Profits Interest.

Section 8.21                             No Third Party Beneficiaries. Nothing in this Conveyance shall entitle any Person other than the Parties to any claims, cause of action, remedy or right of any kind. There are no third party beneficiaries to this Conveyance.

Section 8.22                             Construction. The Parties acknowledge that (a) Grantor and Grantee have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Conveyance is the result of arms-length negotiations from equal bargaining positions, and (c) Grantor and Grantee and their respective counsel participated in the preparation and negotiation of this Conveyance. Any rule of construction that a document be construed against the drafter shall not apply to the interpretation or construction of this Conveyance.

Section 8.23                             Merger Clause. This Conveyance constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 8.24                             Reliance by Third Parties. No third party (including operators, production purchasers and disbursing parties) is responsible for calculating or separately reporting and paying to Grantee any sums that are potentially attributable to the Net Profits Interest; and such third parties may include the interest of Grantee within the interest credited to Grantor for all purposes. Grantor shall attend to the actual distribution of the NPI Payout to Grantee as provided in this Conveyance. To the extent that any provision of a state oil and gas proceeds payment statute requires an operator, production purchaser or disbursing party to account for and separately pay proceeds of production attributable to the Net Profits Interest, Grantor and Grantee specifically (a) authorize such third parties to include the Net Profits Interest within the interest credited to Grantor, and (b) waive the application of such statute, to the maximum extent permitted by law, and such payment shall be made to Grantor directly. No third party shall be under any obligation to inquire as to, or to see to, the application by Grantor of the proceeds received by it from any sale of production attributable to the Net Profits Interest.

[Signature Page Follows]

IN WITNESS WHEREOF, this Conveyance has been signed by each of the Parties on the Execution Date and duly acknowledged before the undersigned competent witnesses and Notary Public.

WITNESSES:	GRANTOR:

BOAZ ENERGY II, LLC

By:	By:
Printed Name:	Name:
Title:

By:
Printed Name:

WITNESSES:	GRANTOR:

BOAZ ENERGY II ROYALTY, LLC

By:	By:
Printed Name:	Name:
Title:

By:
Printed Name:

WITNESSES:	GRANTEE:

PERMROCK ROYALTY TRUST

By its Trustee, Simmons Bank

By:
Printed Name:

By:	By:
Printed Name:	Name:
Title:

[Signature Page — Conveyance]

STATE OF	§

§

COUNTY OF	§

BE IT KNOWN, that on this     day of       , 2018, before me, the undersigned authority, personally came and appeared                   appearing herein in     capacity as                  of Boaz Energy II, LLC, a Delaware limited liability company, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that                       executed the same on behalf of said company with full authority of its                          , and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notarial Identification Number

Notary Public for the State of

County of

My commission expires:

STATE OF	§

§

COUNTY OF	§

BE IT KNOWN, that on this     day of       , 2018, before me, the undersigned authority, personally came and appeared             appearing herein in     capacity as                  of Boaz Energy II Royalty, LLC, a Delaware limited liability company, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that                       executed the same on behalf of said company with full authority of its                          , and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notarial Identification Number

Notary Public for the State of

County of

My commission expires:

[Acknowledgement Page — Conveyance]

STATE OF	§

§

COUNTY OF	§

BE IT KNOWN, that on this     day of       , 2018, before me, the undersigned authority, personally came and appeared                         appearing herein in     capacity as                  of Simmons Bank, P.O. Box 962020, Fort Worth, Texas  76162 Attn: Lee Ann Anderson, the Trustee of  PermRock Royalty Trust, a Delaware statutory trust, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that                       executed the same on behalf of said company with full authority of its                          , and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notarial Identification Number

Notary Public for the State of

County of

My commission expires:

[Acknowledgement Page — Conveyance]

EXHIBIT A
HYDROCARBON INTERESTS

(See Attached)

[To be provided]

EXHIBIT B
FORM OF COPAS

(See Attached)

[To be provided]

EXHIBIT C
EXISTING HEDGES

(See Attached)

[To be provided]